                                                                    Exhibit 23.2


                 STATEMENT REGARDING CONSENT OF ARTHUR ANDERSENT

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Arthur Andersen has not consented to the incorporation by reference into the prospectus of which this registration statement is a part of their report dated February 1, 2002 incorporated into the Registrant's Report on Form 20-F for the year ended December 31, 2001, which is incorporated by reference into the prospectus. The Registrant has dispensed with the requirement to file that consent in reliance on Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the inclusion of their report in the prospectus, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, investors would not be able to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the prospectus. To the extent provided in
Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Registrant's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.